SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                 _______________________________

                            FORM 8-K

                         CURRENT REPORT

             PURSUANT TO SECTION 13 or 15(d) OF THE

                 SECURITIES EXCHANGE ACT OF 1934

                  _____________________________


Date of report (Date of earliest event reported) August 7, 1996


                           ALTEON INC.

       (Exact Name of Registrant as Specified in Charter)


       Delaware              0-19529             13-3304550

(State or Other Juris-     (Commission         (I.R.S. Employer
diction of Incorporation)  File Number)       Identification No.)



170 Williams Drive, Ramsey, New Jersey                      07446

(Address of Principal Executive Offices)               (Zip Code)



Registrant's telephone number, including area code (201) 934-5000





  (Former Name or Former Address, If Changed Since Last Report)


Item 5. Other Events.

     On August 7, 1996 Alteon Inc. issued the following press release relating to the completion of enrollment in its first Phase III clinical trial:

                ENROLLMENT COMPLETED IN ALTEON'S
          FIRST PHASE III CLINICAL TRIAL OF PIMAGEDINE

     Ramsey, New Jersey, August 7, 1996 -- Alteon Inc. (Nasdaq:ALTN) announced today that it has completed enrollment of the required 660 patients for the Company's ACTION-I [A Clinical Trial In Overt Nephropathy] study, a Phase III clinical trial of pimagedine in Type I (juvenile-onset) diabetics with kidney disease. The ACTION-I study will now continue until the third quarter of 1998, at which time the trial will end and data will be unblinded.

     Over 55 centers across the U.S. and Canada are actively treating diabetic patients in the ACTION-I trial.

     "We are pleased to have reached this significant milestone," said James J. Mauzey, Alteon Chairman and Chief Executive Officer, "and now look forward to concluding the ACTION-I trial. It is important to note that over 315 patients have been undergoing treatment in the study for well over a year."

     ACTION-II, a similar multicenter Phase III clinical trial testing pimagedine's effectiveness in Type-II (adult-onset) diabetics, is still open for enrollment. Potential patients can call 1-800-41-ENROLL for more information.

     Diabetes, the body's failure to process blood sugar normally, affects an estimated 16 million Americans. Complications arising from diabetes include kidney failure, blindness and nerve damage. Diabetics are also more susceptible to developing heart disease, high blood pressure and stroke. Diabetic kidney disease occurs in 34 percent of Type I and 19 percent of Type III insulin-taking people after fifteen years of the disease.

     Alteon is a leader in the discovery and development of pharmaceutical products for the treatment of the complications of diabetes and age-related diseases. The Company's efforts have focused primarily on developing its lead compound, pimagedine, to inhibit or block abnormal glucose/protein complexes that lead to diabetic complications. The Company is now conducting four clinical trials evaluating pimagedine as a treatment for complications of diabetes, including the two pivotal ACTION trials under way, which together are scheduled to enroll approximately 1560 Type I and Type II diabetics at over 100 North American clinical sites.

                              # # #

The statements in this news release that are not historical facts include forward-looking statements that involve risks and uncertainties. The rate of completion of the Company's clinical trials may be delayed by many factors. Delays may occur in enrolling patients as a result of the lack of availability of patients who satisfy the protocol for a particular trial, variations in the performance of the principal investigators in the trials, and the response of potential patients to recruitment efforts. Delays in completion of the trials may also occur as a result of difficulties in retaining patients in the trials, preliminary safety data analysis which requires changes in the protocols and delays in approval of the trials by institutional review boards at the trial sites. Accordingly, no assurance can be given that enrollment in any of the Company's clinical trials can be achieved on a timely basis, if at all, or that clinical trials can be successfully completed within any particular time frame or at all.

                              * * *
                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              Alteon Inc.


                              By: /s/ James J. Mauzey
                                  -----------------------
                                  James J. Mauzey
                                  Chairman and
                                  Chief Executive Officer


Date: August 14, 1996